Messineo & Co, CPAs, LLC 2471 N McMullen Booth Rd Ste. 302 Clearwater, FL 33759-1362 T: (727) 421-6268 F: (727) 674-0511

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1, amendment 2, is a part, of the report dated September 4, 2014 relative to the financial statements of Panamera Healthcare Corporation as of July 31, 2014 and for the period May 20, 2014 (date of inception) through July 31, 2014.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

Messineo & Co, CPAs LLC
Clearwater, Florida
January 23, 2015